EAS Group, Inc. Completes Acquisition of Brooktrout, Inc.

Combination Creates Leading Enabling Technology Provider In the Telecommunications Industry

HYANNIS, Mass.--(BUSINESS WIRE)--Oct. 24, 2005--EAS Group, Inc., the privately-held parent of Excel Switching Corporation, today announced that it has completed its acquisition of Brooktrout, Inc.

"With the finalization of EAS Group, Inc.'s acquisition of Brooktrout, Inc., we have created the telecommunications industry's largest provider of enabling technology," said Marc Zionts, now the chief executive officer of both Excel Switching Corporation and Brooktrout, Inc. "Strategically, this acquisition creates a combined company that has greater resources to invest in technologies that enable service providers and enterprise customers to develop new products, introduce new services and cost-effectively transition networks to IP."

"We expect to complete the integration of Excel and Brooktrout in the first quarter of calendar year 2006. Customers of both companies can expect a seamless transition that will result in a combined entity with unrivaled technology expertise," added Zionts.

About Excel Switching Corporation

Founded in 1988, Excel Switching Corporation is a leading provider of carrier-class media gateways, media servers, signaling gateways, and enhanced service platforms for original equipment manufacturers, value-added resellers, and service providers. As a profitable company with more than 8,500 systems deployed in more than 80 countries, Excel addresses carrier needs for profitable applications by delivering a family of platforms that bridge fixed, mobile, and IP networks, thereby lowering costs, improving call quality, and simplifying network operations. By working closely with its partners, Excel supplies service providers with highly reliable, localized solutions designed to meet their immediate and future needs. For more information, visit www.ExcelSwitching.com.

About Brooktrout, Inc.

Brooktrout, Inc. is a leading supplier of media processing, network interface, call control and signal processing products that enable the development of applications, systems and services for both the New Network(TM) (packet-based) and the traditional telephone (TDM) network. The company's strategy is to partner with its customers and collaborate closely with them to help accelerate their delivery of new applications and services, increase their existing business, and expand into new markets. For more information, visit http://www.brooktrout.com.